EXHIBIT 5.1

                       [Letterhead of The Otto Law Group]

                                 April 22, 2004

maxxZone.com, Inc.
1770 N. Green Valley Parkway, Suite 3214
Henderson, Nevada 89014

Ladies and Gentlemen:

         In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 55,000,000 shares of common stock (the "Shares") to be issued pursuant to a letter agreement amending the Consulting Services Agreement dated April 22, 2004, by and between maxxZone.com, Inc., a Nevada corporation, and each of (i) Bartholomew International Investments Ltd., Inc., (ii) Daedalus Ventures, Inc., (iii) The Otto Law Group, PLLC, (iv) Victor Romero, and (v) Eric L. Brown (collectively, the "Letter Agreements"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Letter Agreements, and in accordance the Form S-8, the Shares will be validly issued, fully paid and nonassessable shares of the Company's common stock.

     We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                                     Very truly yours,

                                                     THE OTTO LAW GROUP, PLLC

                                                     /s/ The Otto Law Group